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                                                                     Exhibit 3.3

                                AMENDMENTS TO THE
                          PILLOWTEX CORPORATION BYLAWS

                                      * * *

     The following amendments to the Amended and Restated Bylaws of Pillowtex Corporation (the "Bylaws") were approved by the Board of Directors of Pillowtex Corporation on November 5, 2001:

     1. The first sentence of Article III, Section 6 of the Bylaws was amended to read in its entirety as follows:

          "Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled only by a majority of the directors then in office though less than a quorum or by a sole remaining director."

     2. The first sentence of Article III, Section 11 of the Bylaws was amended to read in its entirety as follows:

          "At all meetings of the Board of Directors, the presence of one-third of the number of directors fixed in the manner provided in Section 2 of this Article III shall constitute a quorum for the transaction of business, unless a different number or portion is required by law, the Articles of Incorporation or these Bylaws."

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